NORTHWEST		Suite 704, 595 Howe Street Box 35 Vancouver, British Columbia Canada V6C 2T5 Telephone: (604) 687-5792 Facsimile: (604) 687-6650
LAW GROUP
Stephen F.X. O’Neill*† Alan H. Finlayson Charles C. Hethey*∆ Maryna M. O’Neill*†¤	Michael F. Provenzano Christian I. Cu*†◊ Brian S.R. O’Neill*†◊

Northwest Law Group is an association of independent lawyers and law corporations.

File #0619/06

December 21, 2015

I-MINERALS INC.
Suite 880, 580 Hornby Street
Vancouver, BC    V6C 3B6

Dear Sirs/Mesdames:

RE:	I-MINERALS INC. (the "Company") - Registration Statement on Form S-1

We have acted as counsel for the Company, in connection with the preparation of the Company’s Registration Statement on Form S-1 (the "Registration Statement") to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the offering of up to 2,300,000 common shares of the Company (the "Shares"), to be sold by the selling security holder named in the Registration Statement (the "Selling Security Holder").

In rendering the opinions set forth below, we have reviewed: (a) the Registration Statement; (b) the Company's Certificate of Continuation; (c) the Company's Articles of Continuance; (d) the Company’s Certificate of Amendment; (e) the Company’s Articles of Amendment; (e) the Company’s By-Laws; (g) certain records of the Company's corporate proceedings; and (h) such corporate and other documents, records, papers and certificates as we have deemed necessary for the purposes of rendering the opinions expressed herein.

Our opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

(i)	Our opinions are limited to the laws of the Province of British Columbia and the federal laws of the Canada applicable thereto; and

(ii)	We have assumed (a) the genuineness of all signatures on documents examined by us, (b) the legal capacity of the officers and directors of the Company, (c) the authenticity of all documents submitted to us as originals, (d) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, (e) that the documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect, (f) the

* Practicing through O’Neill Law Corporation
◊ Also of the Nevada State Bar	¤ Also of the Arizona State Bar
† Also of the Washington State Bar	∆ Also of the New York State Bar

NORTHWEST LAW GROUP December 21, 2015 Page 2

representations of all officers and employees of the Company contained in any document or certificate provided to us are correct as to questioning of fact; and (g) all persons identified to us as officers and directors of the Company are or were actually serving as such at the relevant times.

Based upon the foregoing, we are of the opinion that the Shares to be sold by the Selling Security Holder have been duly authorized and are validly issued, fully paid and non-assessable common shares in the capital of the Company.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and in any amendment thereto.

Yours truly,

“O’Neill Law Corporation”

O'NEILL LAW CORPORATION*

* O’Neill Law Corporation is a member of Northwest Law Group

CCH/ado